MONDAY, AUG. 31, 2020, 10 A.M. | ALL EMPLOYEES
A Message from President & CEO Peter Ingram: Saying Aloha
This is an incredibly difficult time for our company and our employees as we begin issuing furlough notices to many of our contract colleagues. This comes on the heels of reductions to our non-contract workforce two weeks ago. Hawaiian Airlines is not alone in this grim reality — as the COVID-19 pandemic and Hawaiʻi’s quarantine restrictions stretched on through the summer, we all have had friends and family confronted by reduced work schedules, pay cuts, layoffs and business closures.
These reductions have been calculated with the expectation that the state will reopen and more of our flying can be restored this year and next. I must caution, however, that further delays to a pre-travel testing program and reopening date may require additional furloughs in the months ahead. Please know that your leadership team and I are committed to continue working with the state, the public health system and the visitor industry to safely reopen travel and save the thousands of businesses that — like ours — depend on visitors for survival.
Due to Collective Bargaining Agreement differences, these actions are happening on separate timelines, but they are all scheduled to be effective October 1. There may be some additional shifting in these numbers as negotiations are ongoing with respect to voluntary early outs and extended leaves for certain work groups.

Group	Total Workforce as of 7/29	Furlough Notice	Voluntary Early Outs / Extended Leave	Involuntary Furloughs	Total Workforce Reduction*
FA	2,171	Today	475	341	816
Pilots	863	Today	72	101	173
IAM	3,071	Mid-Sept.	TBD	TBD	1,034**
TWU	56	Mid-Sept.	TBD	TBD	18**
*as of the last round of negotiations
**final dependent on VEOP/EVF figures
These reductions to our teams are painful and stressful for all of us, but necessary to ensure our business survives and is poised to respond to opportunities when we are able to resume a more normal flight schedule.

I know this is top of mind for many of you, so I would like to address the issue of a potential next round of federal support. We are monitoring the progress of an extension of the Payroll Support Program (PSP) when Congress reconvenes after Labor Day. As I have noted before, we would welcome a six-month extension of the PSP on terms identical to those included in the CARES Act, as has been proposed with bipartisan support in Washington. Keeping our team intact through March of next year would provide more time for demand to recover and hopefully reduce the scale of workforce downsizing. We will adjust our plans as legislative developments unfold. It is, however, critically important that we continue the preparations for furloughs while we wait to see what emerges from Congress.

We all have a deep connection to this airline, which has seen its share of challenges in its almost 91 years, though nothing like this. Whether you are staying or leaving, I hope you all know you will always be a part of the Hawaiian Airlines ‘ohana. And I hope our recovery will enable us to bring more of our people back soon.
Mahalo for all you have done and continue to do for Hawaiian Airlines.